   Exhibit 5.4

CONSENT OF M. SKEAD

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.	The technical report dated March 30, 2007 entitled “Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo” (the “Lugushwa Report”);

2.
The annual information form of the Company dated March 29,2011, which includes reference to my name under the heading “Interests of Experts” and in connection with information relating to the Lugushwa Report, and the properties described therein; and

3.
The management’s discussion and analysis of the Company for the year ended December 31, 2010, which includes reference to my name in connection with the technical information therein relating to the Lugushwa project.

Date: September 9, 2011

/s/ Michael B. Skead Name: Michael B. Skead Title: Chief Executive Officer Ryan Gold Corp.